Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Arch Capital Group Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Amended and Restated Arch Capital Group Ltd. 2007 Employee Share Purchase Plan (including as Sub-Plans: Arch Capital Group Ltd. 2007 UK Employee Share Purchase Plan, and Arch Europe Employees Save as You Earn Scheme), common shares, $0.0011 par value	Rule 457(a)	3,000,000	$76.25	$228,750,000	0.00011020	$25,208.25
Total Offering Amounts					$228,750,000
Total Fee Offsets
Net Fee Due							$25,208.25

(1)Plus such additional number of common shares as may be issued under the Amended and Restated Arch Capital Group Ltd. 2007 Employee Share Purchase Plan in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event.
(2)Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of determining the registration fee and is based on the average of the reported high and low sales prices of the common shares on the Nasdaq Global Select Market on May 9, 2023.